EXHIBIT 99.1

   Point Therapeutics Reports Third Quarter 2006 Financial Results

          Conference Call Scheduled for Today at 4:30 PM EST

    BOSTON--(BUSINESS WIRE)--Nov. 9, 2006--Point Therapeutics, Inc. (NASDAQ: POTP) today presented a quarterly update on the Company's progress and reported financial results for the fiscal quarter and nine months ended September 30, 2006.

    Point furthered and/or completed several key initiatives:

    -- Continued enrollment into the Company's two randomized Phase 3 double blind placebo-controlled trials of talabostat in patients with metastatic non-small cell lung cancer (NSCLC) who have previously failed platinum-based therapies. The first Phase 3 trial evaluates docetaxel (Taxotere(R); Sanofi-Aventis) with and without talabostat. The second Phase 3 trial evaluates pemetrexed (Alimta(R); Eli Lilly) with and without talabostat. Both trials continue to accrue patients and results from each trial are expected by the end of 2007. In addition, the Company is currently recruiting study sites in Canada.

    -- Undertook cost reduction measures to prioritize the use of capital resources to complete the Company's two Phase 3 NSCLC clinical trials. These measures are projected to reduce the Company's FY 2007 operating expenses by approximately $7.0 million, or 20%, from the projected operating expenses for FY 2006. Cost reduction measures include deferring the preclinical development of the Company's type 2 diabetes candidate, PT-630, focusing the Company's preclinical research efforts to primarily support the clinical development of talabostat and continuing tight control over discretionary spending. Along with these measures, the Company has reduced its workforce by approximately 15%, primarily in the internal preclinical research group. With these measures in place, the Company currently forecasts that the quarterly cash spend for FY 2007 will be approximately $6.0 million. The Company estimates that the total charges for the cost reduction plan will be approximately $330,000.

    -- Presented new preclinical data at two scientific meetings in the last quarter. At annual meeting of the International Society for Biological Therapy of Cancer Development (iSBTC) in Los Angeles, CA in October, a study of talabostat conducted in the laboratory of Dr. Lee J. Helman, in the Pediatric Oncology Branch of the National Institutes of Health, was presented. This study demonstrated in an osteosarcoma model that mice treated with talabostat had a four-fold decrease in the number of primary tumors compared to saline treatment, and, in a separate experiment in the study, that mice treated with talabostat had a 20-fold decrease in the number of gross metastatic lung nodules compared to saline treatment. At the American Association for Cancer Research Annual Meeting in September, a study of talabostat conducted in the laboratory of Dr. Charles Dinarello, a Professor of Medicine at the University of Colorado School of Medicine, was presented that highlighted talabostat's ability to stimulate key cytokines in whole blood cultures from healthy humans, particularly IL-1 alpha, which is known to play an important role in immunostimulation.

    "The Company continues to make progress with our Phase 3 non-small cell lung cancer clinical trials. In our ongoing efforts to further talabostat's clinical development, particularly our Phase 3 program, it became necessary for Point to undertake measures to reduce our costs," said Don Kiepert, President and CEO. "These decisions are always extremely difficult to make, but we believe that it is in the best interest of the company for long-term success. We feel strongly about the market potential of talabostat and, therefore, it is extremely important to focus our current resources on advancing our clinical programs. We greatly appreciate the contributions that each departing employee has made to the Company, and we wish them great success in the future," added Kiepert.

    Point reported a net loss of $7,826,000 or $0.24 per basic and diluted share in the third quarter of 2006, compared with a net loss of $6,716,000, or $0.29 per basic and diluted share, in the third quarter of 2005. For the first nine months of 2006, Point reported a net loss of $23,028,000 or $0.70 per share, compared with a net loss of $16,775,000 or $0.77 per share for the first nine months of 2005.

    Research and development expenses increased to $6,731,000 in the third quarter of 2006 from $5,637,000 in the third quarter of 2005. The increase in research and development costs for the quarter resulted primarily from external costs and new hires associated with the Company's two Phase 3 NSCLC studies. In addition, non-cash stock-based compensation for employee options in accordance with SFAS No. 123R contributed to the increase.

    General and administrative expenses increased to $1,556,000 in the third quarter of 2006 from $1,242,000 in the third quarter of 2005. The increase in general and administrative expenses for the quarter resulted primarily from non-cash compensation for employee and director stock options in accordance with SFAS No. 123R and increased investor relations and business development consulting costs.

    Point's cash and investment balance as of September 30, 2006 was $16,078,000. Interest income was $241,000 in the third quarter of 2006, compared to $163,000 in the third quarter of 2005. The increase in interest income resulted from higher interest rates.

    A conference call is schedule for today, November 9, at 4:30 PM EST. A re-broadcast of the conference call will be available until November 16, 2006.

    Conference call information:

    U.S. & Canada toll-free dial in #: 800-591-6944

    International dial in #: 617-614-4910

    Participant code: 66385651

    Replay toll-free dial in #: 888-286-8010

    Replay international dial in #: 617-801-6888

    Replay code: 78019990

    About Point Therapeutics, Inc.:

    Point is a Boston-based biopharmaceutical company which is currently studying its lead product candidate, talabostat, in two Phase 3 double blind placebo-controlled trials in non-small cell lung cancer and in a Phase 2 trial in combination with gemcitabine in metastatic pancreatic cancer. Point has also studied talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma and in combination with rituximab in advanced chronic lymphocytic leukemia.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements with respect to the company's clinical development programs, the timing of initiation and completion of its clinical trials, and the implementation of cost reduction plans, including estimates related to the expense and future costs savings associated with such plans. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "projects," "should," "seeks," "plans," "schedules to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including the risk factors described in Point's quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on November 9, 2006, and from time to time in Point's other reports filed with the Securities and Exchange Commission.

                      POINT THERAPEUTICS, INC.
                    (A Development Stage Company)
                CONSOLIDATED STATEMENTS OF OPERATIONS
                             (UNAUDITED)


                    Three months ended          Nine months ended
                       September 30,              September 30,
                    2006         2005          2006          2005
                 ------------ ------------ ------------- -------------
REVENUES
 License revenue          $-           $-            $-            $-
 Sponsored
  research
  revenue            220,407            -       359,202             -
                 ------------ ------------ ------------- -------------
   Total
    revenues         220,407            -       359,202             -
                 ------------ ------------ ------------- -------------


OPERATING
 EXPENSES
 Research and
  development      6,730,726    5,636,920    18,984,026    13,250,507
 General and
  administrative   1,555,968    1,242,141     5,286,920     3,913,080
                 ------------ ------------ ------------- -------------
   Total
    operating
    expenses       8,286,694    6,879,061    24,270,946    17,163,587
                 ------------ ------------ ------------- -------------

Net loss from
 operations       (8,066,287)  (6,879,061)  (23,911,744)  (17,163,587)

OTHER INCOME
Interest income,
 net                 240,724      163,172       883,624       389,074
                 ------------ ------------ ------------- -------------
Net loss         $(7,825,563) $(6,715,889) $(23,028,120) $(16,774,513)
                 ============ ============ ============= =============

Basic and
 diluted net
 loss per common
 share                $(0.24)      $(0.29)       $(0.70)       $(0.77)
                 ============ ============ ============= =============
Basic and
 diluted
 weighted
 average common
 shares
 outstanding      32,764,059   23,456,469    32,760,862    21,798,934
                 ============ ============ ============= =============

                                                         Period from
                                                        September 3,
                                                             1996
                                                          (date of
                                                          inception)
                                                        through Sept.
                                                             30,
                                                            2006
                                                        -------------
REVENUES
 License revenue                                          $5,115,041
 Sponsored research revenue                                2,920,407
                                                        -------------
   Total revenues                                          8,035,448
                                                        -------------


OPERATING EXPENSES
 Research and development                                 69,453,684
 General and administrative                               26,524,727
                                                        -------------
   Total operating expenses                               95,978,411
                                                        -------------

Net loss from operations                                 (87,942,963)

OTHER INCOME
Interest income, net                                       2,546,464
                                                        -------------
Net loss                                                $(85,396,499)
                                                        =============

Basic and diluted net loss per common share                        -
Basic and diluted weighted average common shares
 outstanding                                                       -


                       POINT THERAPEUTICS, INC.
                    (A Development Stage Company)
                CONDENSED CONSOLIDATED BALANCE SHEETS
                             (UNAUDITED)
                                              September   December 31,
                                                  30,         2005
                                                 2006
                                             ------------ ------------
ASSETS
Cash, cash equivalents and restricted cash   $16,078,321  $37,634,230
Property and equipment, net                      276,476      344,432
Other assets                                   2,304,242    2,421,937
                                             ------------ ------------

Total assets                                 $18,659,039  $40,400,599
                                             ============ ============



LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                           $4,842,991   $5,954,544
Other liabilities                                 36,601       47,087
Total stockholders' equity                    13,779,447   34,398,968
                                             ------------ ------------

Total liabilities and stockholders' equity   $18,659,039  $40,400,599
                                             ============ ============

    CONTACT: Point Therapeutics, Inc.
             Sarah Cavanaugh, 617-933-7508
             Director, Corporate Communications